--------------------------
                                                             OMB APPROVAL
                                                      --------------------------
                                                      OMB    Number:   3235-0145
                                                      Expires: December 31, 2005
                                                      Estimated  average  burden
                                                      hours per response......11
                                                      --------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                              (Section 240.13d-101)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTION 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

                              SECTION 240.13d-2(a)

                               (Amendment No. 1)1


                              Nortel Inversora S.A.
--------------------------------------------------------------------------------
                                (Name of Issuer)


 American Depository Shares, each representing 1/20th of a Series B Preferred
                                     Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    656567401
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                October 21, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or 240.13d-1(g), check the following box [ ].

                  Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See
         Section 240.13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)
                               Page 1 of 25 Pages
                         Exhibit Index Found on Page 24

-----------------------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D
===================
CUSIP No. 656567401
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Telco Argentina, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                            (a) [   ]
                                                            (b) [ X ]**

    2                      **       Farallon Telco  Argentina,  L.L.C.  directly
                                    owns 0  Shares,  which is 0% of the class of
                                    securities.   All  of  the  other  Reporting
                                    Persons  may be deemed to  beneficially  own
                                    such  Shares   reported  by  Farallon  Telco
                                    Argentina, L.L.C.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------====================================================================
                            7        SOLE VOTING POWER

                                      -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    -0-
       OWNED BY        --------------===========================================
                            9        SOLE DISPOSITIVE POWER
         EACH
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH           10       SHARED DISPOSITIVE POWER

                                     -0-
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0 %
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            OO
------------====================================================================

                               Page 2 of 25 Pages

                                       13D
===================
CUSIP No. 656567401
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                            (a) [   ]
                                                            (b) [ X ]**

    2                      **       Farallon Telco  Argentina,  L.L.C.  directly
                                    owns 0  Shares,  which is 0% of the class of
                                    securities.   All  of  the  other  Reporting
                                    Persons  may be deemed to  beneficially  own
                                    such  Shares   reported  by  Farallon  Telco
                                    Argentina, L.L.C.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------====================================================================
                            7        SOLE VOTING POWER

                                      -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    -0-
       OWNED BY        --------------===========================================
                            9        SOLE DISPOSITIVE POWER
         EACH
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH           10       SHARED DISPOSITIVE POWER

                                     -0-
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IA, OO
------------====================================================================

                               Page 3 of 25 Pages

                                       13D
===================
CUSIP No. 656567401
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                            (a) [   ]
                                                            (b) [ X ]**

    2                      **       Farallon Telco  Argentina,  L.L.C.  directly
                                    owns 0  Shares,  which is 0% of the class of
                                    securities.   All  of  the  other  Reporting
                                    Persons  may be deemed to  beneficially  own
                                    such  Shares   reported  by  Farallon  Telco
                                    Argentina, L.L.C.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                      -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    -0-
       OWNED BY        --------------===========================================
                            9        SOLE DISPOSITIVE POWER
         EACH
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH           10       SHARED DISPOSITIVE POWER

                                     -0-
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0 %
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 4 of 25 Pages

                                       13D
===================
CUSIP No. 656567401
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                            (a) [   ]
                                                            (b) [ X ]**

    2                      **       Farallon Telco  Argentina,  L.L.C.  directly
                                    owns 0  Shares,  which is 0% of the class of
                                    securities.   All  of  the  other  Reporting
                                    Persons  may be deemed to  beneficially  own
                                    such  Shares   reported  by  Farallon  Telco
                                    Argentina, L.L.C.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                      -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    -0-
       OWNED BY        --------------===========================================
                            9        SOLE DISPOSITIVE POWER
         EACH
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH           10       SHARED DISPOSITIVE POWER

                                     -0-
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0 %
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 5 of 25 Pages

                                       13D
===================
CUSIP No. 656567401
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Joseph F. Downes
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                            (a) [   ]
                                                            (b) [ X ]**

    2                      **       Farallon Telco  Argentina,  L.L.C.  directly
                                    owns 0  Shares,  which is 0% of the class of
                                    securities.   All  of  the  other  Reporting
                                    Persons  may be deemed to  beneficially  own
                                    such  Shares   reported  by  Farallon  Telco
                                    Argentina, L.L.C.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                      -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    -0-
       OWNED BY        --------------===========================================
                            9        SOLE DISPOSITIVE POWER
         EACH
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH           10       SHARED DISPOSITIVE POWER

                                     -0-
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0 %
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 6 of 25 Pages

                                       13D
===================
CUSIP No. 656567401
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                            (a) [   ]
                                                            (b) [ X ]**

    2                      **       Farallon Telco  Argentina,  L.L.C.  directly
                                    owns 0  Shares,  which is 0% of the class of
                                    securities.   All  of  the  other  Reporting
                                    Persons  may be deemed to  beneficially  own
                                    such  Shares   reported  by  Farallon  Telco
                                    Argentina, L.L.C.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                      -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    -0-
       OWNED BY        --------------===========================================
                            9        SOLE DISPOSITIVE POWER
         EACH
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH           10       SHARED DISPOSITIVE POWER

                                     -0-
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0 %
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 7 of 25 Pages

                                       13D
===================
CUSIP No. 656567401
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                            (a) [   ]
                                                            (b) [ X ]**

    2                      **       Farallon Telco  Argentina,  L.L.C.  directly
                                    owns 0  Shares,  which is 0% of the class of
                                    securities.   All  of  the  other  Reporting
                                    Persons  may be deemed to  beneficially  own
                                    such  Shares   reported  by  Farallon  Telco
                                    Argentina, L.L.C.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                      -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    -0-
       OWNED BY        --------------===========================================
                            9        SOLE DISPOSITIVE POWER
         EACH
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH           10       SHARED DISPOSITIVE POWER

                                     -0-
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0 %
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 8 of 25 Pages

                                       13D
===================
CUSIP No. 656567401
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                            (a) [   ]
                                                            (b) [ X ]**

    2                      **       Farallon Telco  Argentina,  L.L.C.  directly
                                    owns 0  Shares,  which is 0% of the class of
                                    securities.   All  of  the  other  Reporting
                                    Persons  may be deemed to  beneficially  own
                                    such  Shares   reported  by  Farallon  Telco
                                    Argentina, L.L.C.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                      -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    -0-
       OWNED BY        --------------===========================================
                            9        SOLE DISPOSITIVE POWER
         EACH
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH           10       SHARED DISPOSITIVE POWER

                                     -0-
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0 %
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 9 of 25 Pages

                                       13D
===================
CUSIP No. 656567401
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                            (a) [   ]
                                                            (b) [ X ]**

    2                      **       Farallon Telco  Argentina,  L.L.C.  directly
                                    owns 0  Shares,  which is 0% of the class of
                                    securities.   All  of  the  other  Reporting
                                    Persons  may be deemed to  beneficially  own
                                    such  Shares   reported  by  Farallon  Telco
                                    Argentina, L.L.C.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                      -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    -0-
       OWNED BY        --------------===========================================
                            9        SOLE DISPOSITIVE POWER
         EACH
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH           10       SHARED DISPOSITIVE POWER

                                     -0-
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0 %
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 10 of 25 Pages

                                       13D
===================
CUSIP No. 656567401
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                            (a) [   ]
                                                            (b) [ X ]**

    2                      **       Farallon Telco  Argentina,  L.L.C.  directly
                                    owns 0  Shares,  which is 0% of the class of
                                    securities.   All  of  the  other  Reporting
                                    Persons  may be deemed to  beneficially  own
                                    such  Shares   reported  by  Farallon  Telco
                                    Argentina, L.L.C.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                      -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    -0-
       OWNED BY        --------------===========================================
                            9        SOLE DISPOSITIVE POWER
         EACH
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH           10       SHARED DISPOSITIVE POWER

                                     -0-
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0 %
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 11 of 25 Pages

                                       13D
===================
CUSIP No. 656567401
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                            (a) [   ]
                                                            (b) [ X ]**

    2                      **       Farallon Telco  Argentina,  L.L.C.  directly
                                    owns 0  Shares,  which is 0% of the class of
                                    securities.   All  of  the  other  Reporting
                                    Persons  may be deemed to  beneficially  own
                                    such  Shares   reported  by  Farallon  Telco
                                    Argentina, L.L.C.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                      -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    -0-
       OWNED BY        --------------===========================================
                            9        SOLE DISPOSITIVE POWER
         EACH
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH           10       SHARED DISPOSITIVE POWER

                                     -0-
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0 %
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 12 of 25 Pages

                                       13D
===================
CUSIP No. 656567401
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                            (a) [   ]
                                                            (b) [ X ]**

    2                      **       Farallon Telco  Argentina,  L.L.C.  directly
                                    owns 0  Shares,  which is 0% of the class of
                                    securities.   All  of  the  other  Reporting
                                    Persons  may be deemed to  beneficially  own
                                    such  Shares   reported  by  Farallon  Telco
                                    Argentina, L.L.C.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                      -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    -0-
       OWNED BY        --------------===========================================
                            9        SOLE DISPOSITIVE POWER
         EACH
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH           10       SHARED DISPOSITIVE POWER

                                     -0-
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0 %
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 13 of 25 Pages

                                       13D
===================
CUSIP No. 656567401
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                            (a) [   ]
                                                            (b) [ X ]**

    2                      **       Farallon Telco  Argentina,  L.L.C.  directly
                                    owns 0  Shares,  which is 0% of the class of
                                    securities.   All  of  the  other  Reporting
                                    Persons  may be deemed to  beneficially  own
                                    such  Shares   reported  by  Farallon  Telco
                                    Argentina, L.L.C.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                      -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    -0-
       OWNED BY        --------------===========================================
                            9        SOLE DISPOSITIVE POWER
         EACH
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH           10       SHARED DISPOSITIVE POWER

                                     -0-
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0 %
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                              Page 14 of 25 Pages

         This Amendment No. 1 to Schedule 13D amends the Schedule 13D initially filed on August 26, 2002 (collectively, the "Schedule 13D").
         Preliminary Note: On October 21, 2003, Farallon Telco (as defined below) deposited all of the Series B Preferred Shares (the "Shares") of Nortel Inversora S.A. (the "Company") held by it with the depositary under the Deposit Agreement relating to the Shares (the "Deposit Agreement"), the terms of which are described in the Form 8-A filed by the Company on June 9, 1997. Pursuant to the terms of the Deposit Agreement, for each Share deposited under the Deposit Agreement Farallon Telco received American Depositary Receipts ("ADR"s) evidencing 20 American Depositary Shares ("ADS"s) (each ADS representing the right to receive 1/20th of a Share). As a result, Farallon Telco was issued 4,808,690 ADSs representing the right to receive a total of 240,435 Shares. Any reference herein to Shares refers to the right to receive such Shares as represented by ADSs, which are evidenced by ADRs. Since then, Farallon Telco has sold all such ADSs.

Item 1.  Security And Issuer.
------   -------------------
         This statement relates to Shares that Farallon Telco Argentina, L.L.C. previously beneficially owned as a result of its previous direct ownership of ADSs (representing the right to receive such Shares). The Company's principal offices are located at Alicia Moreau de Justo 50, Piso 11, C1107AAB - Buenos Aires, Argentina.


Item 2.  Identity And Background.
------   -----------------------
         (a) This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

         Farallon Telco Argentina, L.L.C.
         --------------------------------
                  (i) Farallon Telco Argentina, L.L.C., a Delaware limited liability company ("Farallon Telco"), with respect to the Shares held by it.

                              Page 15 of 25 Pages

         The Management Company
         ----------------------
                  (ii)     Farallon  Capital  Management,   L.L.C.,  a  Delaware
                           limited liability company (the "Management Company"), with respect to the Shares held by Farallon Telco.

         The Managing Members Of The Management Company
         ----------------------------------------------
                  (iii) The following eleven persons who are managing members of the Management Company, with respect to the Shares held by Farallon Telco, David I. Cohen ("Cohen"), Chun R. Ding ("Ding"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Derek C. Schrier ("Schrier"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

         Cohen, Ding, Downes, Duhamel, Fried, Landry, Mellin, Millham, Schrier, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."
         (b) The address of the principal business and principal office of (i) Farallon Telco and the Management Company is One Maritime Plaza, Suite 1325, San Francisco, California 94111 and (ii) each of the Individual Reporting Persons is set forth in Annex 1 hereto .
         (c) The principal business of Farallon Telco is a holding company. The principal business of the Management Company is that of a registered investment adviser. The principal business of each of the Individual Reporting Persons is set forth in Annex 1 hereto.
         (d) None of Farallon Telco, the Management Company or any of the Individual Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e) None of Farallon Telco, the Management Company or any of the Individual Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                              Page 16 of 25 Pages

         (f) The  citizenship  of  each of  Farallon  Telco  and the  Management
Company is set forth above. Each of the Individual Reporting Persons is a citizen of the United States.
         The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.

Item 4.  Purpose Of The Transaction.
------   --------------------------

         Item 4 of the Schedule 13D is amended and restated in its entirety as follows:
         The Reporting Persons currently do not beneficially own any Shares or ADSs. None of the Reporting Persons currently has any plans or proposals which relate to, or could result in, any of the matters referred to in paragraphs (a) through (j), inclusive, of the instructions to Item 4 of Schedule 13D.
         The   Reporting   Persons   previously    commenced   litigation   (the
"Litigation") against the Company, its Board of Directors and its Supervisory Committee in Argentina. On March 5, 2003, the Company entered into a settlement agreement with the Reporting Persons and the Litigation action was dismissed. For information regarding the such litigation and settlement, see the "Legal Proceedings" section of the Company's Form 20F filed with the SEC on or about June 30, 2003.


Item 5.  Interest In Securities Of The Issuer.
------   ------------------------------------

         (a)   Farallon Telco
               --------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for Farallon Telco is incorporated herein by reference. The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated based upon the 1,470,455 Shares outstanding as of December 31, 2002 as reported by the Company in its Annual Report on Form 20-F for the fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission on or about June 30, 2002.

                  (c) The trade dates, number of Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Shares by Farallon Telco in the past 60 days are set forth on Schedule A hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

                              Page 17 of 25 Pages

                  (d) The Management Company has the power to direct the affairs of Farallon Telco, including the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the Management Company.

                  (e) As of October 28, 2003, the Reporting Persons were no longer the beneficial owner of 5% or more of the outstanding Shares.

         (b)    The Management Company
                ----------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

                  (c)      None.

                  (d) The Management Company, as the manager, has the power to direct the disposition of the proceeds of the sale of the Shares held by Farallon Telco. The Individual Reporting Persons are managing members of the Management Company.

                  (e) As of October 28, 2003, the Reporting Persons were no longer the beneficial owner of 5% or more of the outstanding Shares.

         (c)    The Individual Reporting Persons
                --------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person.

                  (c)      None.

                  (d) The Management Company, as the manager, has the power to direct the disposition of the proceeds of the sale of the Shares held by Farallon Telco. The Individual Reporting Persons are managing members of the Management Company.

                  (e) As of October 28, 2003, the Reporting Persons were no longer the beneficial owner of 5% or more of the outstanding Shares.

         The Shares reported hereby for Farallon Telco are owned directly by Farallon Telco. The Management Company, as manager of Farallon Telco, may be deemed to be the beneficial owner of all such Shares owned by Farallon Telco. The Individual Reporting Persons, as managing members of the Management Company, may each be deemed to be the beneficial owner of all such Shares held by Farallon Telco. Each of the Management Company and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

                              Page 18 of 25 Pages

Item 6.  Contracts, Arrangements, Understandings Or
------   ------------------------------------------
         Relationships With Respect To Securities Of The Issuer.
         ------------------------------------------------------

         Except for the Deposit Agreement described in the Preliminary Note and as otherwise described above, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons or between such persons and any other person with respect to any securities of the Company, including but not limited to transfer or voting of any securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, divisions of profits or loss, or the giving or withholding of proxies.


Item 7.  Materials To Be Filed As Exhibits.
------   ---------------------------------

         There is filed herewith as Exhibit 2 a written agreement relating to the filing of joint acquisition statements as required by Section 240.13d-1(k) under the Securities Exchange Act of 1934, as amended.

                              Page 19 of 25 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 30, 2003

                       /s/ Joseph F. Downes
                       ----------------------------------------
                       FARALLON CAPITAL MANAGEMENT, L.L.C.,
                       on its own behalf and as Manager of
                       FARALLON TELCO ARGENTINA, L.L.C.
                       By Joseph F. Downes,
                       Managing Member

                       /s/ Joseph F. Downes
                       ----------------------------------------
                       Joseph F. Downes, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding,
                       William F. Duhamel, Richard B. Fried, Monica R. Landry William F. Mellin, Stephen L. Millham, Derek C. Schrier Thomas F. Steyer and Mark C. Wehrly.

         The Powers of Attorney, each executed by Cohen, Mellin, Millham and Steyer authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 20, 1998, by such Reporting Persons with respect to the Units of Spiros Development Corporation II, Inc., are hereby incorporated by reference. The Powers of Attorney, each executed by Duhamel and Fried authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 7 to the Schedule 13D filed with the Securities and Exchange Commission on February 9, 1999 by such Reporting Persons with respect to the Callable Class A Common Stock of Crescendo Pharmaceuticals Corporation, are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Downes to sign and file this
Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13D filed with the Securities and Exchange Commission on January 18, 2000, by such Reporting Person with respect to the Class A Common Stock of Momentum Business Applications, Inc., is hereby incorporated by reference. The Power of Attorney executed by Monica R. Landry authorizing Downes to sign and file this
Schedule 13D on her behalf, which was filed with the Schedule 13G filed with the Securities and Exchange Commission on January 22, 2001, by such Reporting Person with respect to the Common Stock of Korn/Ferry International, is hereby incorporated by reference. The Powers of Attorney executed by each of Chun R. Ding and Derek C. Schrier authorizing Downes to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 1 to

                              Page 20 of 25 Pages
the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Person with respect to the Common Stock of Salix Pharmaceuticals, Ltd., is hereby incorporated by reference.

                              Page 21 of 25 Pages

                                                                         ANNEX 1

         Set forth below with respect to the Management Company is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each managing member of the Management Company is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.       The Management Company
         ----------------------

         (a)      Farallon Capital Management, L.L.C.
         (b)      One Maritime Plaza, Suite 1325
                  San Francisco, California  94111
         (c) Serves as investment adviser to various managed accounts and as manager of Farallon Telco Argentina, L.L.C.
         (d)      Delaware limited liability company
         (e) Managing Members: Thomas F. Steyer, Senior Managing Member; David I. Cohen, Chun R. Ding, Joseph F. Downes, William
                  F. Duhamel, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Derek C. Schrier and Mark C. Wehrly, Managing Members.

2.       The Individual Reporting Persons/The Managing Members
         -----------------------------------------------------

         Each of the Managing Members (including the Individual Reporting Persons) is a United States citizen whose business address is c/o
         Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. The principal occupation of Thomas F. Steyer is serving as senior managing member of the Management Company. The principal occupation of each other Managing Member is serving as a managing member of the Management Company. None of the Managing Members (including the Individual Reporting Persons) have any additional information to disclose with respect to Items 2-6 of the Schedule 13D that is not already disclosed in the Schedule 13D.

                              Page 22 of 25 Pages

                                   SCHEDULE A
                                   ----------

                        FARALLON TELCO ARGENTINA, L.L.C.
                        --------------------------------


                                  NO. OF SHARES
                                  PURCHASED (P)
                                   OR SOLD (S)
                                    (THROUGH                  PRICE
                                  PURCHASE OR              PER SHARE**
          TRADE DATE             SALE OF ADRs)*           (AND NOT ADR)
         ------------           ----------------         ---------------

          10/21/2003               240,435***                  ***

          10/22/2003               13,950 (S)                $98.20
          10/23/2003                  300 (S)                $98.20
          10/24/2003              100,000 (S)                $96.60
          10/27/2003                5,020 (S)                $97.20
          10/28/2003               50,870****                 ****
          10/29/2003               65,340 (S)                $113.40
          10/29/2203                4,780 (S)                $105.80
          10/29/2003                  175 (S)                $109.40


                                   NO. OF ADRs
                                  PURCHASED (P)               PRICE
          TRADE DATE               OR SOLD (S)*              PER ADR
         ------------           ----------------             --------

          10/21/2003              4,808,690***                 ***

          10/22/2003               279,000 (S)                $4.91
          10/23/2003                 6,000 (S)                $4.91
          10/24/2003             2,000,000 (S)                $4.83
          10/27/2003               100,400 (S)                $4.86
          10/28/2003             1,017,400****                 ****
          10/29/2003             1,306,790 (S)                $5.67
          10/29/2203                95,600 (S)                $5.29
          10/29/2003                 3,500 (S)                $5.47


*The trades were made in ADRs. Each ADR represents the right to 1/20th of a Share. For convenience, the trades have been listed both in ADRs and in Shares. **The price per Share was determined by dividing the price per ADR by 20. ***Each Share was exchanged for 20 ADRs for no consideration pursuant to the terms of the Deposit Agreement.
****This was a distribution in-kind to affiliated funds.

                              Page 23 of 25 Pages

                                 EXHIBIT INDEX

EXHIBIT 2                        Joint Acquisition Statement Pursuant to Section
                                 240.13d1(k)






                              Page 24 of 25 Pages

                                                                       EXHIBIT 2
                                                                              to
                                                                    SCHEDULE 13D

                           JOINT ACQUISITION STATEMENT
                        PURSUANT TO SECTION 240.13d-1(k)

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  October 30, 2003


                        /s/ Joseph F. Downes
                        ----------------------------------------
                        FARALLON CAPITAL MANAGEMENT, L.L.C.,
                        on its own behalf and as Manager of
                        FARALLON TELCO ARGENTINA, L.L.C.
                        By Joseph F. Downes,
                        Managing Member


                        /s/ Joseph F. Downes
                        ----------------------------------------
                        Joseph F. Downes, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding,
                        William F. Duhamel, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.



                              Page 25 of 25 Pages